EXHIBIT 23

Accountants’ Consent

The Board of Directors
BancorpSouth, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 33-28081) on Form S-4 and the Registration Statements (No. 33-60699, 333-84389 and 333-84395) on Form S-8 and the Registration Statement (No. 33-72712) on Form S-3 of BancorpSouth, Inc. of our report dated January 17, 2002, except as to note 22, which is as of February 15, 2002, relating to the consolidated balance sheets of BancorpSouth, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001, which report is included in the 2001 annual report on Form 10-K of BancorpSouth, Inc.

/s/ KPMG LLP

Memphis, Tennessee
March 27, 2002